For More Information contact:
James Oliviero
KSW, Inc.
(718) 340-1409
joliviero@ksww.com

FOR IMMEDIATE RELEASE

KSW REPORTS
SECOND QUARTER RESULTS

Long Island City, New York—August 8, 2011--KSW, Inc. (NASDAQ GM:KSW) today reported preliminary financial results for the second quarter of 2011.

Net income for the second quarter of 2011 was $425,000, or $.07 per share (basic and diluted), compared to second quarter of 2010 net income of $721,000, or $.11 per share (basic and diluted).  Net income for the first six months of 2011 was $736,000 or $.12 (basic and diluted), as compared to $808,000, or $0.13 per share (basic and diluted), for the first six months of 2010.

Revenues in the second quarter of 2011 were $17,432,000, as compared to $24,439,000 in 2010. Revenues for the first six months of 2011 were $33,980,000, as compared to $37,899,000 for the first six months of 2010. The Company’s reported revenues do not reflect several recently announced projects, where construction will begin during the second half of this year.

The Company’s backlog as of June 30, 2011 was approximately $90,200,000.

Chairman of the Board, Floyd Warkol, commented that “Our Joint Venture’s contract work at the World Trade Center Chiller Plant is nearing completion and  is already producing chilled water for the September 11th Memorial.  Work at the chiller plant for the United Nations has just started. We continue to see opportunities to secure projects in the public and private construction sectors”.

About KSW

KSW, Inc., through its totally-owned mechanical subsidiary KSW Mechanical Services, Inc., furnishes and installs heating, ventilating and air conditioning (HVAC) systems and process piping systems for institutional, industrial, commercial, high-rise residential and public works projects.  KSW Mechanical Services, Inc. also acts as trade manager on larger construction projects, such as the Mount Sinai Center for Science and Medicine.

Safe Harbor Statement

Certain statements contained in this press release are not historical facts, and constitute “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995).  These forward looking statements generally can be identified as statements that include phrases such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “foresee”, “likely”, “should”, “will” or other similar words or phrases.  Such forward-looking statements concerning management’s expectations and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements.  Such risks, uncertainties, and other important factors that could cause actual results to differ materially from expectations of the Company include, among others, the outcome of the year end audit, and further internal review of the Company’s historical financial statements. All written and oral forward-looking statements of or attributable to the Company or persons acting on behalf of the Company are qualified in their entirety by such factors.  The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

Visit our website at www.kswmechanical.com.